EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-146815, 333-156994, 333-171122 and 333-183029, on Form S-8, and Registration Statements Nos. 333-140171, 333-153376, 333-156993 and 333-205801, on Form S-3, of our reports dated February 26, 2016, relating to the consolidated financial statements of Gran Tierra Energy Inc. and subsidiaries and the effectiveness of Gran Tierra Energy Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Gran Tierra Energy Inc. for the year ended December 31, 2015.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants
Calgary, Canada
February 26, 2016